WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 9

                        Supplement Dated August 26, 2002
                      To Prospectus Dated November 14, 2001

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 9 dated November 14, 2001, the supplement dated August 1, 2002, and the single-page supplement to prospectus dated November 14, 2001. The single-page supplement is not for use in all states. All other supplements are superseded.

TABLE OF CONTENTS

                                                                            Page
Status of Series 9 Offering....................................................1
Local Limited Partnership Investments..........................................1


STATUS OF SERIES 9 OFFERING

       Series 9 is now ffering a maximum of 25,000 nits on the terms set forth in the prospectus. As of the date hereof, Series 9 has received subscriptions in the amount of $6,165,000 (6,165 Units). Of the total, $270,000 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

        Series 9 has acquired or is expected to acquire an interest in:

     o  505 West Main Limited Partnership;
     o  North Davison Partners 99 Limited Partnership; and
     o  Oakview Terrace Townhomes Limited Partnership

        These entities are referred to herein as local limited partnerships.

     o 505 West Main owns the Town Square Apartments I in Vermillion, South Dakota;
     o North Davison owns the Green Meadows Townhouses in Mitchell, South Dakota; and
     o  Oakview owns the Oakview Terrace Townhomes in North Beach, Minnesota.

        WNC & Associates, Inc. believes that Series 9 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 9 may not do so as a result of one or more factors. For example, the local limited partnerships identified herein may fail to satisfy one or more conditions precedent to the investment of Series 9. Series 9 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of the acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 9 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 9.







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



         The following tables contain information concerning the local limited partnerships and properties identified herein:

----------------------------------------------------------------------------------------------------------------------
                                         ESTIMATED
                                         OR ACTUAL    ESTIMATED                              PERMANENT    ANTICIPATED
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     AGGREGATE
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         TAX
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
505 WEST      Town Square   Vermillion   September    $2,266,626   36 1BR Units  $556        $1,435,000   $1,086,850
MAIN          Apartments I  (Clay        2002                      565  sq. ft.              SNB (3)
                            County),
              1 building    South                                  4 1BR         $626
              (2)           Dakota                                 Units
                                                                   728 sq. ft.
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
NORTH         Green         Mitchell     November     $1,238,900   16  2BR       $778-$894   $723,000     $688,000
DAVISON       Meadows       (Davison     2002                      Units         $1,064      SNB (4)
              Townhouses    County),                               4 3BR
                               South                               Units
              5 buildings   Dakota
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
OAKVIEW       Oakview       North        May 2003     $2,558,000   18 2BR Units  $301-$660   $727,914     $1,583,130
              Terrace       Branch                                 6 3BR         $750        MHFA (5)
              Townhomes     (Chisago                               Units
                            County),                                                         $472,940
              6 buildings   Minnesota                                                        MHFA (6)

                                                                                             $248,672
                                                                                             GMHF (7)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 9 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 9 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2.   Senior property.

3. Security National Bank will provide the mortgage loan for a term of 15 years at an interest rate of 8.4%. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due upon maturity of the loan.

4. Security National Bank will provide the mortgage loan for a term of 15 years at an interest rate of 7.4%. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due upon maturity of the loan.

5. Minnesota Housing Finance Agency HUD Risk Sharing Program will provide the first mortgage loan for a term of 30 years at an interest rate of 6.2%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

6. Minnesota Housing Finance Agency Minnesota Families Affordable Rental Investment Fund Program will provide the second mortgage loan for a term of 30 years at an interest rate of 1%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

7. Greater Minnesota Housing Fund will provide the third mortgage loan for a term of 30 years at an interest rate of 1%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

Vermillion (505 West Main): Vermillion is in Clay County, South Dakota at the intersection of Interstate Highway 29 and State Highway 50, approximately 28 miles north of Sioux City. The senior population of the market area is approximately 2,800.

Mitchell (North Davison): Mitchell is in Davison County, South Dakota along Interstate Highway 90, approximately 42 miles west of Sioux Falls. The population is approximately 20,300. The major employers for Mitchell residents are Avera Queen of Peace (health care), Mitchell School District and Trail King Industries (trailer manufacturing).


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

North Branch (Oakview): North Branch is in Chisago County, Minnesota on Interstate Highway 35, approximately 45 miles northeast of Minneapolis/St. Paul. The population is approximately 4,000. The major employers for North Branch residents are North Branch Schools, Green Acres Country Care Center and Branch Manufacturing Company.

-----------------------------------------------------------------------------------------------------------------
                                           LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                      GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL       PROPERTY     PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 9's CAPITAL
PARTNERSHIP     PARTNER       MANAGER (1)  FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------- ------------ -------------- --------------- -------------------- -------------------
505 WEST MAIN   Crane &       Oakleaf Real  $230,000      Series 9:       99.98/.01/.01        $760,643
                Fowler        Estate                      Greater of
                Investments,  Management                  $1,500 or 15%
                L.L.C. (7)    Company (8)                 LGP: 70% of
                                                          the balance
                Sioux Falls                               The balance:
                Environmental                             30/70
                Access, Inc.
                (7)
--------------- ------------- ------------ -------------- --------------- -------------------- -------------------
NORTH DAVISON   Crane &       Oakleaf Real  $123,500      Series 9:       99.98/.01/.01        $481,504
                Fowler        Estate                      Greater of
                Investments,  Management                  $1,500 or 15%
                L.L.C. (7)    Company (8)                 LGP: 70% of
                                                          the balance
                Sioux Falls                               The balance:
                Environmental                             30/70
                Access, Inc.
                (7)
--------------- ------------- ------------ -------------- --------------- -------------------- -------------------
OAKVIEW         Curtis G.     CEPCO (10)    $330,000      Series 9:       99.98/.01/.01        $1,108,080
                Carlson                                   Greater of      24.99/.01/75
                Co., Inc. (9)                             $1,000 or 10%
                                                          LGP: 70% of
                M.F. Carlson                              the balance
                Co.,                                      The balance:
                Inc. (9)                                  24.99/.01/75

                Robert B.
                Carlson
                (9)
--------------- ------------- ------------ -------------- --------------- -------------------- -------------------

1. The local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. The local limited partnership will pay its local general partners or an affiliate of its local general partners fees for various services, including organization, development, land acquisition, syndication, and the like.

3. Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 9 and the local general partners of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 9, (ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partners.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 9, and (ii) in the case of Oakview, WNC Housing, L.P., and (iii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 9 will make its capital contributions to the local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. Series 9 has negotiated adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. Crane & Fowler Investments, L.L.C. has 25 years of experience in real estate development and has developed four tax credit projects. Sioux Falls Environmental Access, Inc., a non-profit organization, has 25 years of experience in developing affordable housing. Lewis F. Weinberg will provide the construction completion, operating deficit and tax credit guarantees. Mr. Weinberg (age 59) has developed 20 multifamily affordable projects. He has represented to Series 9 that he had a net worth in excess of $3,800,000 as of March 2002.

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8.   Oakleaf Real Estate Management Company is a South Dakota corporation founded in 1994 by Dennis R. Eckert. It manages more than 550 units of affordable multi-family housing.

9. The local general partners are Curtis G. Carlson Co., Inc., M.F. Carlson Co., Inc. and Robert B. Carlson. The Carlsons collectively have 15 years of experience in developing affordable housing and have developed more than 450 multi-family units. The guarantors of the project are Mark F. Carlson (age 52), Curtis G. Carlson (age 47) and Robert B. Carlson (age 43) (brothers). They have represented to Series 9 that, as of March 2002, they had an aggregate net worth in excess of $2,850,000.

10. CEPCO is a Minnesota corporation which was formed in 1968. CEPCO has more than 823 units of affordable multi-family housing under management. The president of CEPCO is Curtis G. Carlson, who is a guarantor of the project.



























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